TAXUS PHARMACEUTICALS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

MARCH 31, 2012 AND 2011

(UNAUDITED)

Table of Contents

Page

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Comprehensive Income (Loss)

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

1 2 3 4 5

Taxus Pharmaceuticals, Inc.

Consolidated Balance Sheets

	March 31	December 31
	2012 (Unaudited)	2011
Assets
Current assets:
Cash and cash equivalents	$ 154,306	$ 291,018
Inventory	47,345	43,883
Due from related party	69,696	-
Other current assets	38,958	42,130
Total current assets	310,305	377,031

Property and equipment, net	5,792,231	5,537,605

Other assets:
Intangible assets	683,302	691,803
Goodwill	336,182	334,059
Deposits for business acquisition	31,680	31,480
Total other assets	1,051,164	1,057,342

Total assets	$ 7,153,700	$ 6,971,978

Liabilities
Current liabilities:
Accounts payable	$ 16,156	$ 24,110
Current portion of long-term auto loan	22,174	22,174
Current portion of capital lease obligation	27,372	27,372
Outstanding obligation for acquisition of subsidiary	689,040	779,130
Loan from unrelated party	173,741	172,463
Other current liabilities	22,020	19,653
Total current liabilities	950,503	1,044,902

Long-term liabilities:
Long-term auto loan, less current portion	33,394	35,830
Capital lease obligation, less current portion	7,222	13,846
Due to shareholder	3,926,097	3,525,723
Total long-term liabilities	3,966,713	3,575,399

Total liabilities	4,917,216	4,620,301

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock $0.0001 par value, 10,000,000 shares authorized, -0- shares issued and outstanding at March 31, 2012	-	-
Common stock $0.0001 par value, 100,000,000 shares authorized, 22,642,500 shares issued and outstanding at March 31, 2012	2,264	-
Additional paid-in capital	2,085,401	1,993,685
Accumulated deficit	(407,040)	(184,067)
Accumulated other comprehensive income	547,761	532,615
Total stockholders’ equity	2,228,386	2,342,233

Noncontrolling interest	8,098	9,444

Total equity	2,236,484	2,351,677

Total liabilities and equity	$ 7,153,700	$ 6,971,978

The accompanying notes are an integral part of these consolidated financial statements.                                   1

Taxus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	March 31,
	2012	2011

Sales	$ 30,573	$ 20,074

Cost of sales	21,062	14,782

Gross profit	9,511	5,292

Operating expenses
General and administrative expenses	233,890	14,706

Loss before provision for income taxes	(224,379)	(9,414)

Provision for income taxes	-	-

Net loss	(224,379)	(9,414)

Less: net loss attributable to noncontrolling interest	(1,406)	-

Net loss attributable to Taxus Pharmaceuticals, Inc.	$ (222,973)	$ (9,414)

The accompanying notes are an integral part of these consolidated financial statements.                                    2

Taxus Pharmaceuticals, Inc.

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended
	March 31,
	2012	2011

Net loss	$ (224,379)	$ (9,414)

Other comprehensive income
Foreign currency translation adjustment	15,206	16,122

Total other comprehensive income	15,206	16,122

Comprehensive income (loss)	(209,173)	6,708

Less: comprehensive loss attributable to the
noncontrolling interest	(1,346)	-

Comprehensive income (loss) attributable to Taxus Pharmaceuticals, Inc.	$ (207,827)	$ 6,708

The accompanying notes are an integral part of these consolidated financial statements.

Taxus Pharmaceuticals, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$ (224,379)	$ (9,414)
Adjustments to reconcile net loss to net cash
provided by (used in) operating activities
Depreciation and amortization	25,381	1,443
Changes in current assets and current liabilities:
Inventory	(3,191)	1,120
Other current assets	3,448	-
Accounts payable	(8,127)	-
Other current liabilities	2,437	-
Total adjustment	19,948	2,563

Net cash used in operating activities	(204,431)	(6,851)

Cash flows from investing activities:
Acquisition of property and equipment	(232,423)	(6,161)
Outstanding obligation for acquisition of subsidiary	(95,280)	-
Due from related party	(69,872)	-
Net cash used in investing activities	(397,575)	(6,161)

Cash flows from financing activities:
Loan from unrelated party	-	(12,351)
Principal payments on auto loan	(4,112)	-
Principal payments on capital lease obligation	(5,603)	-
Due to shareholder	378,929	126,918
Proceeds from issurance of common stock	93,980	-
Net cash provided by financing activities	463,194	114,567

Effect of foreign currency translation	2,100	1,115

Net increase (decrease) in cash and cash equivalents:	(136,712)	102,670

Cash and cash equivalents – beginning	291,018	116,680
Cash and cash equivalents – ending	$ 154,306	$ 219,350

Supplemental disclosure of cash flow information:
Cash paid for interest	$ -	$ -
Cash paid for income tax	$ -	$ -

The accompanying notes are an integral part of these consolidated financial statements.

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

Taxus Pharmaceuticals, Inc. (“Taxus”) was incorporated in the state of Nevada on February 17, 2012. The accompanying consolidated financial statements include the financial statements of Taxus and its subsidiaries (collectively the “Company”). The Company is currently engaged in the business of selling pharmaceutical drugs, medicines and chemical reagents. Its immediate future primary business plan is to propagate yew, extract paclitaxel from yew, and sell paclitaxel extraction.

On March 28, 2012, Taxus entered into a stock exchange agreement with Stand Giant International Limited (“Stand Giant”) which was incorporated on February 18, 2011 in the city of Hong Kong, the People’s Republic of China (“PRC”). Pursuant to the stock exchange agreement, Taxus issued 13,244,500 shares in exchange for all of the issued and outstanding shares of Stand Giant. As a result of the share exchange transaction, Stand Giant became a wholly owned subsidiary of the Company.

On May 13, 2011, Stand Giant contributed capital of $157,400 to form Hongshan Energy Technology Services (Taiyuan) Company, Ltd., a Wholly Foreign-Owned Enterprise (“WFOE”) in the city of Taiyuan, Shanxi Province, PRC.

On June 28, 2011, WFOE entered into a series of agreements, including an Exclusive Consulting Service Agreement, a Call Option Agreement, and a Share Pledge Agreement (collectively “Hongshan Agreements”) with Shanxi Hongshan Pharmaceuticals Co., Ltd. (“Hongshan Pharmaceuticals”), and its shareholders Jiayue Zhang and Tong Zhang. Hongshan Pharmaceuticals was incorporated on August 4, 2000 under the laws of the PRC. After the execution of the Hongshan Agreements, Hongshan Pharmaceuticals became the WFOE’s Variable Interest Entities (“VIE”) as defined in FASB ASC 810 (formerly FIN-46R).

On the same day, WFOE entered into an Exclusive Consulting Service Agreement, a Call Option Agreement, and a Share Pledge Agreement (collectively “Renji Agreements”) with Jinzhong Renji Pharmaceuticals Co., Ltd. (“Renji Pharmaceuticals”), and its shareholders Jinying Zhang and Fuying Zhang. Renji Pharmaceuticals was incorporated on June 5, 2007 under the laws of the PRC. After the execution of the Renji Agreements, Renji Pharmaceuticals became WFOE’s VIE as defined in FASB ASC 810 (formerly FIN-46R).

On December 27, 2011, Hongshan Pharmaceuticals acquired 94% equity interest in Shanxi Kunyuan Health Products Co., Ltd. (“Kunyuan”). Kunyuan was incorporated on November 21, 2000 under the laws of the PRC. As a result of the acquisition, Kunyuan became a majority owned subsidiary of Hongshan Pharmaceuticals. The purchase price of the business was $1,574,000. As of March 31, 2012, the company has paid $884,960 and the outstanding obligation was $689,040.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION

As disclosed in Note 1, Hongshan Pharmaceuticals and Renji Pharmaceuticals are VIEs of the WFOE. VIEs are those entities in which the WFOE, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities, and therefore the WFOE is the primary beneficiary of these entities. As a result, the VIEs are consolidated by the WFOE following the provision of ASC 810 "Consolidation of Variable Interest Entities" ("ASC 810"), and eventually consolidated into the Company’s financial statements. All inter-company transactions and balances have been eliminated in consolidation. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) applicable to financial information. Accordingly, the Company does not include all of the information and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included.

In preparing the accompanying unaudited consolidated financial statements, the Company evaluated the period from March 31, 2012 through the date the financial statements were issued for material subsequent events requiring recognition or disclosure. No such events were identified for this period.

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTERIM FINANCIAL STATEMENTS

These consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2011, as not all disclosures required by US GAAP for annual financial statements are presented. The interim consolidated financial statements follow the same accounting policies and methods of computations as the audited consolidated financial statements for the year ended December 31, 2011.

RISK AND UNCERTAINTIES

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the PRC’s political, economic and legal environments as well as by the general state of the PRC’s economy. The Company's business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

NOTE 3 – INVENTORY

Inventory consists of medicines and chemical reagents held for sale by Renji Pharmaceuticals. Total inventory as of March 31, 2012 and December 31, 2011 was $47,345 and $43,883, respectively.

NOTE 4 – DUE FROM RELATED PARTY

As of March 31, 2012 and December 31, 2011, the Company had an outstanding loan to a related party of $69,696 and $-0-, respectively.  The loan is payable on demand, does not bear interest, and is made in good faith.

NOTE 5 – OTHER CURRENT ASSETS

Other current assets as of March 31, 2012 and December 31, 2011 consist of the following:

	March 31, 2012	December 31, 2011

Advance payments to building contractor	$ 28,067	$ 36,045
Miscellaneous receivables	10,891	6,085
Total	$ 38,958	$ 42,130

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment as of March 31, 2012 and December 31, 2011 consist of the following:

	March 31, 2012	December 31, 2011

Electronic equipment	$ 18,219	$ 16,295
Vehicles	282,444	134,829
Machinery and equipment	157,055	156,850
Buildings and improvements	615,525	611,638
Subtotal	1,073,243	919,612
Less: accumulated depreciation	47,567	34,952
	1,025,676	884,660
Add: construction in progress	4,766,555	4,652,945
Total	$ 5,792,231	$ 5,537,605

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 6 – PROPERTY AND EQUIPMENT (CONTINUED)

Depreciation expense for the three months ended March 31, 2012 and 2011 was $12,425 and $1,443, respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets as of March 31, 2012 and December 31, 2011 consist of the following:

	March 31, 2012	December 31, 2011

Land use rights	$ 256,987	$ 255,364
Patent	443,520	440,720
Subtotal	700,507	696,084
Less: accumulated amortization	17,205	4,281
Total	$ 683,302	$ 691,803

Intangible assets are stated at cost. Intangible assets with finite life are amortized over their estimated useful life using straight-line method. Amortization expense for the three months ended March 31, 2012 and 2011 was $12,956 and $ -0-, respectively.

NOTE 8 – GOODWILL

On December 27, 2011, the company completed its acquisition of 96% equity interest in Kunyuan for a consideration of $1.57 million. Goodwill, which is equal to the excess of cost over the fair value of acquired assets, has been recorded in conjunction with the acquisition. Goodwill is accounted for in accordance with ASC 350 (formerly SFAS 142 “Goodwill and Other Intangible Assets”). Under ASC 350, goodwill is not amortized and is subject to impairment test, at least annually. As of March 31, 2012, the Company concluded that there was no impairment of goodwill.

Balance as of December 31, 2011	$ 334,059
Foreign currency exchange adjustment	2,133
Adjusted balance as of March 31, 2012	$ 336,182

NOTE 9 –DEPOSITS FOR BUSINESS ACQUISITION

Deposits for business acquisition consisted of the following:

	March 31,	December 31,
	2012	2011

Deposit paid in connection with the acquisition of Tianjin Xing’ao	31,680	31,480
Medical Instruments Ltd (Xing’ao)

Total	$ 31,680	$ 31,480

On December 16, 2011, Hongshan Pharmaceuticals entered into a letter of intent to acquire 100% equity interest in Xing’ao, with a deposit of $31,480 (RMB 200,000).

NOTE 10 – LOAN FROM UNRELATED PARTY

The loan is based on good-faith, and is non-interest bearing and payable on demand. There is no financial or non-financial covenants associated with the loan. The proceeds from the loan are utilized for working capital. As of March 31, 2012 and December 31, 2011, the Company had outstanding loans from unrelated party of $ 173,741 and $ 172,463, respectively.

NOTE 11 – DUE TO SHARHOLDER

The Company’s majority shareholder, Mr.Jiayue Zhang, made certain interest-free advances to the Company for working capital purposes. As of March 31, 2012 and December 31, 2011, the balance due to shareholder was $ 3,926,097 and $ 3,525,723, respectively. Mr. Zhang has agreed that no demand for payment will occur until December 31, 2013 and to continue providing necessary funds to the Company whenever needed.

        5

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 12 – CAPITAL LEASE OBLIGATION – FUTURE MINIMUM LEASE PAYMENTS

The Company leased a machine under lease agreement that is classified as capital lease obligation. The cost of machine under capital lease obligation included in the property and equipment was $75,328 and $74,853 as of March 31, 2012 and December 31, 2011, respectively. Accumulated amortization of the leased machinery as of March 31, 2012 and December 31, 2011 was $6,392 and $4,578, respectively. Depreciation of assets under capital leases was included in depreciation expense.

The future minimum lease payments required under the capital leases and the present values of the net minimum lease payments as of March 31, 2012 were as follows:

Year Ending December 31,	Amount
2012	$ 20,748
2013	13,846
Total minimum lease payments	34,594
Less: Current portion of capital	27,372
lease obligations
Long-term capital lease obligations	$ 7,222

NOTE 13 – AUTO LOAN

The Company entered into a series of 36-month car purchase agreements with various dealers. The cost included in the property and equipment was $76,857 and $76,372 as of March 31, 2012 and December 31, 2011, respectively. Accumulated depreciation of these cars as of March 31, 2012 and December 31, 2011 was $5,762 and $3,796, respectively.

The future minimum lease payments required under the capital leases and the present values of the net minimum lease payments as of March 31, 2012 were as follows:

Year Ending December 31,	Amount
2012	$ 19,738
2013	22,174
2014	13,656
Total minimum lease payments	55,568
Less: Current portion of auto loan	22,174
Long-term auto loan	$ 33,394

NOTE 14 – COMMITMENTS AND CONTINGENCIES

The Company has leased four pieces of land from the local villages, Yuci city of Shanxi province, PRC. Three of which were leased for 65 years effective from September 1, 2009; and one was leased for 70 years effective from September 09, 2010. The leased land is mountainous and used to plant and grow yew. The total amount of land under these four leases is 2,252 acres (13,672 Mu). Annual lease payments are approximately $25,762 (RMB163,672) beginning December 31, 2009 through December 31, 2013, and thereafter will decrease to approximately $2,152 (RMB13,672) through the end of the lease term. Lease payments for the three months ended March 31, 2012 and for the year ended December 31, 2011 were included in construction in progress.

NOTE 15– STOCK AUTHORIZATION AND ISSUANCE

According to Article III of Taxus Pharmaceuticals, Inc. Certificate of Incorporation filed on February 17, 2012, the Company is authorized to issue two classes of shares to be designated respectively preferred stock and common stock. The total number of shares of preferred stock the Company is authorized to issue is

Taxus Pharmaceuticals, Inc.

Notes to Consolidated Financial Statements

(Unaudited)

NOTE 15– STOCKHOLDER AUTHORIZATION AND ISSUANCE (CONTINUED)

10,000,000 with a par value of $0.0001 per share. The total number of shares of common stock the Company is authorized to issue is 100,000,000 with a par value of $0.0001 per share.

On March 13 and 22, 2012, the Company issued 9,398,000 shares of common stock for $0.01 per share to 45 individuals. The proceeds from the transaction were $93,980. On March 28, 2012, Taxus entered into a stock exchange agreement with Stand Giant. Pursuant to the stock exchange agreement, Taxus issued an agreement of 13,244,500 common shares in exchange for all of the issued and outstanding shares of Stand Giant. As a result of the stock exchange transaction, Stand Giant became a wholly owned subsidiary of the company. As of March 31, 2012, 22,642,500 shares of common stock were issued and outstanding.

        5